Exhibit 21.1

Subsidiaries of Global Technologies, Ltd.

Subsidiary	Type	State / Foreign Jurisdiction

Fox Trot Tango, LLC	LLC	Wyoming

10 Fold Services, LLC	LLC	Wyoming

Goe3, LLC	LLC	Arizona